Exhibit 10.23a

January 21, 2013

(Personally Delivered)
James McGinty
18305 E. San Jose Ave.
City of Industry, CA  91748

Re:     Third Amendment to Amended and Restated Employment Letter Agreement

Dear Jim,

This letter is to confirm our mutual understanding with respect to your resignation.  As such, this letter will be considered a third amendment to your amended and restated employment letter agreement with the company (the “Agreement”), which otherwise remains in full force and effect.  You and the Company agree as follows:

1.           You have voluntarily resigned from your position as Chief Financial Officer for Hot Topic, Inc. (the “Company”), effective March 31, 2013 (“Resignation Date”).  As of today, January 21, 2013, you are relieved of your day-to-day responsibilities as Chief Financial Officer.  You will perform transition duties, while working from home, necessary for a smooth transition through and including the Resignation Date.  Notwithstanding your resignation, you remain responsible for applicable portions of the Proprietary Information Agreement, which prohibits the unauthorized disclosure of the Company’s proprietary information, among other things.

2.           We agree that you will remain eligible for the bonus 2012 Annual Bonus Plan despite your resignation prior to its planned payout.  Accordingly, Section 3 of the Agreement is hereby amended and restated in its entirety to read as follows:

In addition to your base salary, you will be eligible to earn an annual performance bonus for 2012 (“2012 bonus”) pursuant to the Company’s Annual Bonus Plan, as approved by the Board of Directors in March, 2012.

3.           Since you have resigned, you have forfeited any rights to receive severance of any kind.  Still, if you obtain insurance continuation coverage through the federal law known as COBRA, the Company will pay for your individual monthly premium payments for that coverage through September 30, 2013, subject to earlier termination if you become covered under another employer’s health insurance plan; provided you agree to immediately notify the Company if you become covered under another employer’s health insurance plan. You will be provided with a separate notice of your COBRA rights.  For avoidance of any doubt, your COBRA rights do not include the benefit you previously received called Exec-U-Care, which benefit shall terminate on the Resignation Date.  Section 6 of the Agreement is herby amended in a manner consistent with the foregoing.

4.           For clarity, stock option grants previously awarded to you will continue to vest until the Resignation Date, but will cease to vest at that point.  There will be no acceleration of stock option vesting.

5.           You will return your company car on the Resignation Date, and all other company property in your possession you will return to the Company on February 1 or such later date approved in advance by the Company’s Human Resources Department.  You understand and agree that your continued use of such vehicle is conditioned on your agreement to use reasonable care and prudence with respect to the vehicle (and in any event treat it no worse than during your historic use) and your agreement to return it to the Company in good condition.  You understand that the Company will not be responsible for the costs of operating the vehicle other than the automobile insurance currently in place, but you are responsible for payment of any deductible.  The Company may reimburse you for certain maintenance costs if approved in advance by the Company’s Human Resources Department.

6.           You and the Company agree that neither party will at any time disparage the other party, nor the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their future employment opportunities, business, business reputation or personal reputation; provided that each party shall respond accurately and fully to any questions, inquiry or request for information when required by legal process.  The party that is harmed by breach of this Agreement will be entitled to appropriate damages resulting from the breach.

7.           You hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification you may have as a result of any third party action against you based on your employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date you execute this Agreement, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the federal Worker Adjustment and Retraining Notification Act of 1988; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to: (i) pay you accrued vacation time on the Resignation Date; and (ii) indemnify you pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.  In giving this release, which includes claims which may be unknown to you at present, you hereby acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under this Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

8.           This amendment and the Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein.  It may not be modified except in writing signed by you and the Chief Executive Officer of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by her or its respective attorneys, and signed the same of her or its free will.

9.           This amendment and the Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

10.           This amendment and the Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with and governed by the laws of the State of California as applied to contracts made and to be performed entirely within the State of California.

11.           In the event of any litigation arising out of or relating to this amendment or the Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court costs, and all out-of-pocket expenses, including attorneys fees.  Such recovery shall include court costs, out-of-pocket expenses, and attorneys’ fees on appeal, if any.

{Signatures only on following page.}

If the above terms are acceptable to you, please sign this letter and return it to me at your earliest convenience.

Sincerely,

/s/ Lisa Harper
Lisa Harper
Chief Executive Officer

Accepted and Agreed:

/s/ James McGinty
James McGinty                                                                Date